FBL Financial Group Chief Investment Officer to Retire

West Des Moines, Iowa, February 24, 2020 - FBL Financial Group, Inc. (NYSE: FFG) announced today that Charles T. (Charlie) Happel, Chief Investment Officer, will retire around midyear 2020.

“Charlie has served this company with great dedication for the past 36 years, including the last 11 years as Chief Investment Officer,” said Daniel D. Pitcher, FBL Financial Group’s Chief Executive Officer. “On behalf of everyone at FBL Financial Group, I thank him for his many years of faithful service and wish him well when he departs our companies later this year.”

In announcing his plans, Happel stated, “I have been so fortunate to be a part of the Farm Bureau Financial Services organization for the last 36 years. I have had the opportunity to work with an outstanding management team and a very talented and dedicated investment team.”

He joined the company in 1984 as a Farm Bureau Financial Services agent, moving to the corporate office in 1986. Over the next 15 years, he held various positions in investments, including Securities Analyst and Portfolio Manager. Happel became Securities Vice President in 2001, Vice President - Investments in 2008, and was named Chief Investment Officer in 2009. Happel is a graduate of the University of Northern Iowa and earned an MBA from Drake University. He is a Chartered Financial Analyst (CFA) Charterholder and holds several industry designations, including CFP, FLMI, ChFC, CLU, and CPCU. An internal and external search for Happel’s replacement will begin and a new Chief Investment Officer will be named at a later date.

FBL Financial Group is a holding company with the purpose to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, its affiliates offer a broad range of life insurance, annuity and investment products distributed by multiline exclusive Farm Bureau agents. Helping complete the financial services offering, advisors offer wealth management and financial planning services. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

Investor Relations Contact
Kathleen Till Stange, Vice President Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com